EXECUTION COPY

AGREEMENT OF MERGER

by and among

GUERNSEY BANCORP, INC.

ROBERT D. PATRELLA

and

FIRST FINANCIAL BANCORP.

Dated as of April 29, 2014

INDEX OF DEFINED TERMS

Acquisition Proposal	35
Aggregate Cash Amount	2
Agreement	1
Allocation	38
Alternative Acquisition Agreement	36
Balance Sheet	7
Balance Sheet Date	7
Bank	3
Bank Articles	4
Bank Bylaws	4
Bank Merger	3
Bank Regulator	11
Bankruptcy and Equity Exception	7
BHC Act	4
Board Recommendation	32
CERCLA	19
CERCLIS	20
Certificate	3
Change in Control Arrangements	41
Change in Recommendation	32
Closing	2
Closing Date	2
Company	1
Company Articles	4
Company Bylaws	4
Company Common Stock	5
Company Debt Obligation	42
Company Disclosure Schedule	4
Company Leased Properties	17
Company Owned Properties	16
Company Real Property	17
Company Regulatory Agreement	11
Company Shareholder Approval	7
Confidentiality Agreement	32
Contract	14
Derivatives Contract	10
Documents	22
Effective Time	2
Employee Plan	12
Encumbrances	16
Environmental Law	19
Equity Investment	29
Equity Security	29
ERISA	12

-ii-

ERISA Affiliate	12
Exchange Agent	3
Exchange Agent Agreement	3
Exchange Fund	4
FDIA	22
FDIC	8
Financial Statements	7
GAAP	7
Governmental Entity	8
Hazardous Materials	19
Indemnified Parties	33
Intellectual Property Assets	17
Knowledge of Company	43
Knowledge of Purchaser	43
Law	7
Liens	5
Loan	20
Loans	20
Material Adverse Effect	8
Merger	1
Net Names	17
ODFI	4
OGCL	1
Ohio Certificate of Merger	2
OREO	21
Outside Date	39
Owned Branches	16
Per Share Cash Consideration	2
Per Share Merger Consideration	2
Permitted Encumbrances	17
Permitted Liens	10
Property	31
Purchaser	1
Purchaser Bank	3
Purchaser SEC Filings	25
Regulatory Approvals	18
Related Person	18
Release	19
Representatives	34
Shareholder	1
Superior Proposal	37
Surviving Company	1
Tail Coverage Period	33
Takeover Laws	21
Tax Returns	9
Taxes	9

-iii-

Termination Fee	41
Total Consideration	2
Trade Secrets	17

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AGREEMENT OF MERGER, dated as of April 29, 2014 (this “Agreement”), by and among First Financial Bancorp., an Ohio corporation (“Purchaser”), Guernsey Bancorp, Inc., an Ohio corporation (“Company”) and Robert D. Patrella, an individual resident of New Albany, Ohio (“Shareholder”).

RECITALS

A. Shareholder and the Boards of Directors of Company and Purchaser have determined that it is in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Purchaser (the “Merger”), with Purchaser as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B. Purchaser has adopted this Agreement and approved the Merger on the terms and subject to the conditions set forth in this Agreement.

C. Company has adopted this Agreement and approved the Merger on the terms and subject to the conditions set forth in this Agreement.

D. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

Article I

THE MERGER

Section 1.1          The Merger.

(a)          Subject to the terms and conditions of this Agreement, in accordance with the Ohio General Corporation Law (ORC Title 17, Chapter 1701) (the “OGCL”), at the Effective Time, Company shall merge with and into Purchaser. Purchaser shall be the Surviving Company in the Merger and shall continue its existence under the name “First Financial Bancorp” and otherwise under the Laws of the State of Ohio. At the Effective Time, the separate corporate existence of Company shall cease.

(b)          Subject to the consent of Company, not to be unreasonably withheld, Purchaser may at any time change the method of effecting the combination if and to the extent requested by Purchaser; provided, however, that no such change shall (i) alter or change the amount or kind of the Per Share Merger Consideration provided for in this Agreement or (ii) materially impede or delay consummation of the transactions contemplated by this Agreement.

Section 1.2          Closing. Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Frost Brown Todd LLC, 3300 Great American Tower, 301 East Fourth Street, Cincinnati, OH 45202 at 9:00 a.m. on or before the sixth business day following the day on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, or at such other time and place as Company and Purchaser shall agree (the date of the Closing, the “Closing Date”). The Closing shall not be contingent upon the closing or timing thereof of any other bank acquisition transaction in which Purchaser is a party.

Section 1.3          Effective Time. Subject to the terms and conditions of this Agreement, at the Closing, the parties shall cause a Certificate of Merger (the “Ohio Certificate of Merger”) to be executed, delivered to, and filed with the Secretary of State of the State of Ohio as provided in Section 1701.81 of the OGCL. The Merger shall become effective upon the date and at the time when the Ohio Certificate of Merger have been delivered to and duly filed with the Secretary of State of the State of Ohio or such later time as may be specified as the effective time in the Ohio Certificate of Merger (the time when the Merger becomes effective, the “Effective Time”).

Section 1.4          Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the OGCL.

Section 1.5          Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Company or the holder of any of the following securities:

(a)          Each share of Purchaser Common Stock outstanding immediately prior to the Effective Time shall be unchanged.

(b)          At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, without interest, an amount in cash equal to the Per Share Cash Consideration (also referred to as the “Per Share Merger Consideration”).

(c)          For purposes of this Agreement:

(i)          “Aggregate Cash Amount” means $13,500,000.

(ii)           “Per Share Cash Consideration” shall equal the quotient of (A) the Aggregate Cash Amount, divided by (B) the Company Common Shares Outstanding.

(iii)          “Total Consideration” means the Aggregate Cash Amount plus the Property (as defined in Section 6.2) transferred to Purchaser as set forth in Section 6.2, or if the Property is sold prior to the Effective Time, the Shareholder shall receive the cash proceeds of such sale; provided, however, the Shareholder shall only receive the portion of the cash proceeds of such sale of the Property that equal the book value of the Property (to the extent the proceeds equal or exceed such book value) as reflected on the Bank’s books on the date hereof.

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(d)          All of the shares of Company Common Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Per Share Merger Consideration.

Section 1.6          Articles and Bylaws of the Surviving Company. The articles of incorporation and bylaws of the Surviving Company shall be the articles of incorporation and bylaws of Purchaser as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and applicable law.

Section 1.7          Directors and Officers. The directors and officers of Purchaser immediately prior to the Effective Time shall be the directors and officers of the Surviving Company and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

Section 1.8          Effect on Purchaser Common Stock. Each share of Purchaser Common Stock outstanding immediately prior to the Effective Time will remain outstanding.

Section 1.9          Bank Merger.

(a)          Immediately following the Merger, Purchaser as the Surviving Company shall cause The Guernsey Bank, an Ohio banking corporation and wholly-owned subsidiary of Company (the “Bank”), to be merged (the “Bank Merger”) with and into First Financial Bank, an Ohio banking corporation and wholly-owned subsidiary of Purchaser (the “Purchaser Bank”), with Purchaser Bank surviving the Bank Merger as a wholly owned subsidiary of Purchaser and continuing to exist under the name “First Financial Bank, National Association”. Following the Bank Merger, the separate corporate existence of the Bank shall cease.

(b)          Company agrees to take all reasonable actions and do all things reasonably necessary to assist Purchaser with the consummation of the Bank Merger immediately after the consummation of the transactions contemplated in this Agreement, including without limitation, (i) causing the Board of Directors of the Bank to adopt a resolution approving the Bank Merger and Company, as the sole shareholder of the Bank, to approve the Bank Merger, (ii) to file or submit all notices or other documents with applicable Governmental Entities which are necessary to complete the Bank Merger immediately after the Effective Time, and (iii) execute and deliver any agreements reasonably required by Purchaser in connection with the transactions contemplated by the Bank Merger.

Article II

DELIVERY OF MERGER CONSIDERATION

Section 2.1          Exchange Agent. Prior to the Effective Time, Purchaser shall appoint Purchaser Bank to act as exchange agent (the “Exchange Agent”), pursuant to a written agreement (the “Exchange Agent Agreement”)

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Section 2.2          Delivery of Merger Consideration. At or prior to the Effective Time, Purchaser shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with Section 1.5(b), cash representing the aggregate Per Share Cash Consideration, (such shares of Purchaser Common Stock together with such cash, the “Exchange Fund”).

Section 2.3          Delivery of Certificates. At the Closing and immediately following the payoff of the Company Debt Obligation pursuant to Section 6.14, Shareholder and Company shall deliver to Purchaser, for exchange in accordance with Section 1.5(b), the Certificates representing the Company Common Stock.

Article III

REPRESENTATIONS AND WARRANTIES OF COMPANY

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, and except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to Purchaser by Company prior to entering into this Agreement (the “Company Disclosure Schedule”) the Company and the Shareholder, jointly and severally, represent and warrant to Purchaser as follows:

Section 3.1          Organization, Qualification and Corporate Power.

(a)          Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the Contracts. Company is not required to be, qualified to do business as a foreign corporation under the laws of any other state or other jurisdiction. Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”) and meets the applicable requirements for qualification as such.

(b)          The Bank is an Ohio state-chartered commercial bank duly organized, validly existing, and in good standing under the laws of the State of Ohio, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the Contracts. The Bank is duly chartered to conduct a banking business in Ohio by the Ohio Department of Commerce, Financial Institutions Division (“ODFI”). The Bank is not required to be qualified to do business in any other jurisdiction except in such cases where the lack of said qualification has not had and would not reasonably be expected to have a Material Adverse Effect.

(c)          True, complete and correct copies of the Articles of Incorporation of Company, as amended (the “Company Articles”), the Bylaws of Company, as amended (the “Company Bylaws”), the Articles of Incorporation of the Bank, as amended (the “Bank Articles”), and the Bylaws of the Bank, as amended (the “Bank Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Purchaser.

(d)          This Section 3.1 shall survive the Closing indefinitely.

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Section 3.2          Capitalization.

(a)          Company has authorized capital consisting of (i) 1,500 shares of common stock, with no par value (the “Company Common Stock”), of which, as of the date hereof, 1,000 shares of Company Common Stock were issued and outstanding and owned of record by Shareholder, and no such shares were held as treasury stock. Except as set forth in this Section 3.2(a), there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of capital stock of Company. All of the outstanding shares of capital stock of Company have been duly authorized and validly issued and are fully paid and non-assessable. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Shareholder may vote are outstanding. None of the outstanding shares of capital stock of Company has been issued in violation of any preemptive right. Section 3.2(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of the record holders of the Company Common Stock and the number of shares of Company Common Stock held by each such holder.

(b)          The Bank has authorized capital consisting of 1,000 shares of common stock, $4,000 par value per share, of which, as of the date hereof, 1,000 were issued and outstanding, and owned of record by Company and no such shares were held as treasury stock. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of capital stock of the Bank. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Bank may vote are outstanding. All of the outstanding shares of capital stock of the Bank have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of capital stock of the Bank has been issued in violation of any preemptive right.

(c)          This Section 3.2 shall survive the Closing indefinitely.

Section 3.3          Subsidiaries and Investments.

(a)          Except as set forth in Section 3.3 of the Company Disclosure Schedule, Company owns all of the issued and outstanding shares of capital stock of the Bank, free and clear of all liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”). Company has no subsidiaries other than the Bank and does not otherwise own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture, or other entity.

(b)          Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, the Bank has no subsidiaries and does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture, or other entity.

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(c)          Except as set forth in Section 3.3 of the Company Disclosure Schedule, Shareholder owns all of the issued and outstanding shares of Company Common Stock, free and clear of all Liens.

(d)          This Section 3.3 shall survive the Closing indefinitely.

Section 3.4          Books and Records; Internal Controls.

(a)          The books of account and other financial records of Company and the Bank, all of which have been made available to Purchaser, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of Company and the Bank, which have been and will be made available to Purchaser and its representatives, contain accurate records of all meetings held, and corporate action taken, by the shareholders, the Board of Directors and committees of the Board of Directors of each of the Company and the Bank.

(b)          The records, systems, controls, data, and information of the Company and the Bank are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and control of Company or the Bank or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control, including (for purposes of clarity and without limitation) pursuant to contractual arrangements with third-party service providers, that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of Company described in this Section 3.4(b).

(c)          Since December 31, 2011, neither Company nor the Bank has, nor, to the Knowledge of Company, has any director, officer, employee, auditor, accountant or other representative of Company or the Bank, received any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of Company or the Bank or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Company or the Bank has engaged in questionable accounting or auditing practices.

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Section 3.5          Authority; No Violation.

(a)          Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the Bank Merger and the “agreement of merger” (as such term is used in ORC 1701.78) contained in this Agreement, have been duly and validly adopted and approved in accordance with the OGCL by the Board of Directors of Company by a unanimous vote thereof. The Board of Directors of Company has (i) in reliance upon the information, opinions, reports and financial data prepared and presented by Company’s legal and financial advisers, determined that this Agreement and the transactions contemplated hereby, including the Merger and the “agreement of merger”, are advisable, fair to, and in the best interests of the Shareholder, (ii) directed that this Agreement, including the “agreement of merger” contained in this Agreement, be submitted to the Shareholder for adoption, and (iii) recommended that the Shareholder approve and adopt this Agreement and the “agreement of merger” set forth in this Agreement at a meeting or by action without a meeting of the Shareholder. Except for the approval of this Agreement and the transactions contemplated hereby by the Shareholder (the “Company Shareholder Approval”), no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b)          Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement in compliance with the terms and conditions hereof and thereof by Company and the Bank will (i) violate, conflict with or result in any breach of the Company Articles, Company Bylaws, Bank Articles or Bank Bylaws, (ii) violate, conflict with or result in a breach, default or termination under any contract or agreement to which any of Company or the Bank is a party or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any of the indebtedness or other obligations of Company or the Bank, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to Purchaser, or (iii) violate any law, statute, rule, regulation, judgment, order, injunction or decree issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to Company or the Bank except with respect to clauses (ii) and (iii), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not have a Material Adverse Effect.

Section 3.6          Financial Statements and Reports.

(a)          Section 3.6 of the Company Disclosure Schedule contains the consolidated audited balance sheet of Company and the Bank (the “Balance Sheet”) as of December 31, 2013 (the “Balance Sheet Date”), the related consolidated audited income statement for the fiscal year then ended, and the unaudited consolidated balance sheet of the Company and the Bank as of March 31, 2014, and the related unaudited consolidated income statement of Company and the Bank for the three months then ended. All such consolidated financial statements (the “Financial Statements”) were prepared from the books and records of Company and the Bank in accordance with generally accepted accounting principles, consistently applied (“GAAP”). The Financial Statements fairly present the consolidated financial position and results of operations, changes in shareholders’ equity and cash flows (only with respect to audited Financial Statements) of Company and the Bank as of the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, except in each case as may be noted therein or, in the case of interim financial statements, to normal recurring year-end adjustments and the absence of certain notes thereto.

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(b)          Company and the Bank have filed all reports, registrations, statements, and other documents, together with any amendments required to be made thereto, that are required to be filed with the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation (“FDIC”), or the ODFI. Each such report, registration, statement, or document, as of its respective date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

Section 3.7          Absence of Certain Changes and Events. Since the Balance Sheet Date, (a) Company has conducted its business in the ordinary course consistent with past practice, (b) except as set forth on Section 3.7 of the Company Disclosure Schedule, neither Company nor the Bank has taken or allowed to occur any of the actions described in Section 5.2 and (c) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 3.7 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Company. As used in this Agreement, the term “Material Adverse Effect” means with respect to any party, a material adverse effect on (i) the financial condition, results of operations or business of such party and its subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement; provided, however, that, with respect to clause (i), a “Material Adverse Effect” shall not be deemed to include the impact of (A) changes in banking and similar laws of general applicability or interpretations thereof by any federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies, or commissions or other governmental authorities or instrumentalities (each, a “Governmental Entity”), (B) changes after the date hereof in applicable GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (C) changes in general United States economic conditions affecting banks and their holding companies generally, (D) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or any earthquakes, hurricanes, tornados or other natural disasters occurring in any jurisdiction in which Company or the Bank operates, (E) with respect to Company, the effects of any action or omission taken with the prior consent of Purchaser or as otherwise required by this Agreement, (F) any change, circumstance, development, condition or occurrence resulting from the announcement of the transactions contemplated by this Agreement, or (G) direct effects of this Agreement on the operating performance of such party, including reasonable expenses incurred by such party in consummating the transactions contemplated by this Agreement; provided that the effect of such changes described in clauses (A), (B), (C), and (D) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

Section 3.8          Absence of Undisclosed Liabilities.

(a)          Except (i) as and to the extent of the amounts specifically reflected or reserved against in the Balance Sheet (including any notes thereto), (ii) liabilities and obligations incurred since the Balance Sheet Date thereof in the ordinary course of business and consistent with past practice, neither Company nor the Bank has any liabilities or obligations of any nature whether absolute, accrued, contingent or otherwise, and no event has occurred or circumstances arisen that, individually or taken together with all other facts, circumstances and events, is reasonably likely to have a Material Adverse Effect with respect to Company or the Bank.

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(b)          No agreement pursuant to which any loans or other assets have been or shall be sold by the Bank, except for mortgage loans sold in the ordinary course of business consistent with past practices of the Bank, entitled the purchaser of such loans or other assets to cause the Bank to repurchase such loan or other asset or the purchaser to pursue any other form of recourse against the Bank.

Section 3.9          Taxes.

(a)          All material federal, state, local and foreign tax returns and tax reports (collectively “Tax Returns”) required to be filed by Company or the Bank have been timely filed with the appropriate governmental agencies (or requests for extensions have been timely filed) in all jurisdictions in which such returns and reports are required to be filed, all such Tax Returns are or will be true and complete in all material respects, and all amounts shown as owing thereon or actually owed by the Company or the Bank have been paid or adequate provision has been made for any such Taxes on the Financial Statements or the financial statements provided to Purchaser pursuant to Section 6.5(b) of this Agreement, in each case, in accordance with GAAP on or before the Closing Date. All taxes, including, without limitation, income, accumulated earnings, property, sales, use, franchise, capital stock, excise, license, value added, fuel, employees’ income withholding and social security taxes (collectively, “Taxes”), that have become due or payable or are required to be collected by Company or the Bank or are otherwise attributable to any periods ending on or before the Closing Date and all interest and penalties thereon, whether disputed or not, have been paid or will be paid in full or adequately reflected on the Financial Statements or the financial statements provided to Purchaser pursuant to Section 6.5(b) of this Agreement, in each case, in accordance with GAAP on or prior to the Closing Date except as disclosed in Section 3.9 of the Company Disclosure Schedule. There are no Liens on any of the assets of Company or the Bank that arose in connection with any failure (or alleged failure) to pay any Tax (other than Taxes not yet due and payable) except for Permitted Liens, and Company has no Knowledge of any basis for the assertion of any claims attributable to Liens, which, if adversely determined, would result in any such Lien.

(b)          Company has delivered or made available to Purchaser copies of, and Section 3.9 of the Company Disclosure Schedule contains a complete and accurate list of, all Tax Returns filed since January 1, 2010. Section 3.9 of the Company Disclosure Schedule contains a complete and accurate list of all Tax Returns of Company and the Bank that have been audited or are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of Company, no undisclosed deficiencies are expected to be asserted with respect to any such audit. Company has no Knowledge that any Governmental Entity will assess any additional Taxes for any period for which Tax Returns have been filed. Neither Company nor the Bank has given or has been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes of Company for which they may be liable.

(c)          The charges, accruals and reserves with respect to Taxes required to be paid by the Company or the Bank as reflected on the Financial Statements or the financial statements provided to Purchaser pursuant to Section 6.5(b) of this Agreement are adequate (as determined in accordance with GAAP) and are at least equal to Company’s and the Bank’s respective liabilities for such Taxes.

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(d)          All Taxes that Company or the Bank is or was required by law to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Entity.

(e)          No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Company or the Bank, and no such agreement or ruling has been applied for and is currently pending.

(f)          Except as disclosed on Section 3.9(f) of the Company Disclosure Schedule, there is no tax sharing arrangement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes that will require any payment by Company or the Bank.

(g)          Company and the Bank have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(h)          The Company has been a validly electing S corporation within the meaning of Section 1361 and 1362 of the Internal Revenue Code of 1986, as amended (the “Code”) at all times during its existence, and the Company will be an S corporation up to the Closing Date. The Bank is a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code. The Bank has been a qualified subchapter S subsidiary from June 13, 2002 up to the Closing Date.

(i)          The Company has no potential liability for any Tax under Section 1374 of the Code. Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past 10 years, (A) acquired assets from another corporation in a transaction in which the Company’s tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

Section 3.10          Assets. Section 3.10 of the Company Disclosure Schedule contains a true and complete list of all of the fixed assets of Company and the Bank, whether owned or leased. Except as shown on Section 3.10 of Company Disclosure Schedule, all real and personal property owned by Company or the Bank or presently used by Company or the Bank in its business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. Each of Company and the Bank has good and marketable title, free and clear of all Liens except Permitted Liens, to all of the material properties and assets, real and personal, reflected on the Balance Sheet or acquired after such date, other than properties sold in the ordinary course of business, except for (i) Liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected in the Financial Statements (collectively, “Permitted Liens”). All real and personal property which is material to the business of Company or the Bank and leased or licensed by Company or the Bank is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

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Section 3.11          Risk Management Instruments. Neither Company nor the Bank is a party to, nor has either agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the Balance Sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”), and neither Company nor the Bank owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

Section 3.12          Compliance with Law; Licenses and Permits.

(a)          Each of Company and the Bank has materially complied with all Law applicable to it, its operations, properties, assets, products, and services. Neither Company nor the Bank has received any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with any Law, or (ii) any actual, alleged, possible or potential obligation to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. There is no existing Law, and Company has no Knowledge of any proposed Law, whether Federal, state or local, that would prohibit or materially restrict Purchaser from, or otherwise materially adversely affect Purchaser in, conducting the business of the Bank in the manner heretofore conducted by Company and the Bank in any jurisdiction in which such business is now conducted. Each of Company and the Bank possesses all franchises, permits, licenses, certificates and consents required from any Governmental Entity in order to carry on its respective business as currently conducted and to own and operate its properties and assets as now owned and operated.

(b)          Except as set forth on Section 3.12(b) of the Company Disclosure Schedule (such disclosure to be made in a manner permitted by applicable Law), neither Company nor the Bank is subject to any cease-and-desist, consent order or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking, or is subject to any order, decree or directive by, or is a recipient of any supervisory letter from, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity, including any Governmental Entity charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Company or the Bank (each a “Bank Regulator”), in each case that currently restricts in any material respect the conduct of the business of Company or the Bank or that in any material manner relates to the capital adequacy, ability to pay dividends, credit or risk management policies, regulatory compliance, management of the business, in each case, of Company or the Bank, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries (the “Company Regulatory Agreements”); nor has Company or the Bank been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Company Regulatory Agreement. No investigation by any Governmental Entity with respect to Company or the Bank is pending or, to the Knowledge of Company, threatened, and Company has no Knowledge of any basis for the commencement of any regulatory or enforcement action against Company or the Bank by any Governmental Entity, including any Bank Regulator.

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Section 3.13          Employment and Labor Matters.

(a)          Section 3.13 of the Company Disclosure Schedule lists each officer, employee, consultant and independent contractor of Company and the Bank (including any employee on leave of absence or layoff status) on the date hereof, along with the amount of the current annual salaries and total compensation paid or due for services to each officer, employee, consultant or independent contractor for the most recent fiscal year end and the year to date, and a full and complete description of any commitments to such officers, employees, consultants and independent contractors with respect to compensation payable thereafter. Except as set forth on the Company Disclosure Schedule, to the Knowledge of Company, no key employee or group of employees has any plans to terminate employment with Company or the Bank.

(b)          Neither Company nor the Bank is a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and to the Knowledge of Company, there have been no attempts to organize the employees of Company or the Bank by any Person or group seeking to act as their bargaining agent. There are no pending or, to the Knowledge of Company, threatened charges (by employees, their representatives, or Governmental Entities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by Company or the Bank. Neither Company nor the Bank has received written notice of the scheduling by any Governmental Entity, of any union representation election relating to the employees of Company or the Bank or any organizational effort with respect to any of such employees, or any investigation by any Governmental Entity of the employment policies or practices of Company or the Bank. Neither Company nor the Bank is currently, nor has either of them been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of Company or the Bank. Neither Company nor the Bank has experienced any material work stoppages, and, to the Knowledge of Company, no work stoppage is planned.

(c)          Company and the Bank have materially complied with all Law relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, benefits, workers’ compensation, employment practices, terms and conditions of employment, immigration, collective bargaining, equal opportunity or similar laws and the payment of social security and similar taxes, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

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Section 3.14          Employee Benefits.

(a)          Set forth on Section 3.14 of the Company Disclosure Schedule is a list of all pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, stock appreciation right, employee stock ownership, incentive, bonus, vacation, sick, severance, change-in-control, disability, hospitalization, medical insurance, life insurance, fringe benefit, welfare, any other employee benefit plan as defined in Section 3(3) of ERISA, and any employee benefit programs, policies or arrangements pursuant to which Company or its ERISA Affiliates provides or has provided (directly or indirectly, individually or jointly through others) benefits or compensation to or on behalf of employees, directors or independent contractors or former employees or former directors or former independent contractors of Company or its ERISA Affiliates, whether formal or informal, whether or not written (each, an “Employee Plan”). Company has furnished to Purchaser true, complete and accurate copies of each written Employee Plan and related trust agreement, a complete and accurate description of each unwritten Employee Plan, current summary plan descriptions, all insurance contracts relating to Employee Plans, all annual reports (including schedules) filed with respect to each Employee Plan for the last five years, for each Employee Plan which is a “top-hat” plan, a copy of filings with the DOL, the most recent determination letter or opinion letter issued by the IRS for each applicable Employee Plan, the most recent summary plan description and any summary of material modifications for each Employee Plan, the three most recent actuarial reports, if any, relating to each applicable Employee Plan, and the most recent minimum coverage and discrimination testing results for each applicable Employee Plan. . Company will maintain the Employee Plans listed on Section 3.14 of the Company Disclosure Schedule in full force and effect through the Closing Date, unless otherwise provided herein. Except as set forth on Section 3.14 of the Company Disclosure Schedule, Purchaser shall not have any obligation or liability of any kind or nature for any compensation or benefits of any kind or nature to the employees or independent contractors of Company or the Bank for services rendered prior to the Effective Time. For purposes of this Section 3.14, the term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the term “ERISA Affiliate” shall mean the Bank and each trade or business (whether or not incorporated) which together with Company is treated as a single employer under Section 414(b), (c), (m), (o) or (t) of the Code.

(b)          There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Company, threatened against or with respect to any Employee Plan or the assets of any Employee Plan. There are no taxes, fees, penalties, interest or other amounts due as a result of the loss of tax-qualification of any Employee Plan (or the correction of any qualification issue under any such plan, whether made pursuant to any Internal Revenue Service program or policy or otherwise).

(c)          Each Employee Plan (and the related trust or funding vehicle, if any) has been administered and maintained in accordance with its terms and with all applicable Law. Except as set forth on Section 3.14 of the Company Disclosure Schedule, each Employee Plan which is intended to be qualified under Section 401(a) of the Code and each amendment to such plan is either subject to a favorable determination letter from the Internal Revenue Service or adopted on a prototype document that has received an Internal Revenue Service opinion as to the form of document, and each such plan has at all times been maintained, by its terms and in operation, in accordance with Section 401(a) of the Code. The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws. All reports and disclosures required with respect to each Employee Plan have been properly and timely made. The assets of each Employee Plan which is not funded through the general assets of Company or the Bank or via purchase of an insurance contract are at least equal to the liabilities under such Employee Plan, all contributions required to be made under the terms of any Employee Plan have been timely made or have been reflected on or included in the consolidated financial statements of the Company, and all assets of each Employee Plan are shown on the books and records of such Employee Plan at fair market value. No Employee Plan has unfunded liabilities that as of the Closing Date are not accurately and fully reflected on the Balance Sheet.

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(d)          Neither Company nor any of its ERISA Affiliates is or has been a participant in, or is or has been obligated to maintain or to make contributions to, a multi-employer plan (within the meaning of ERISA Section 3(37) and ERISA Section 4001(a)(3)) or an Employee Plan which is subject to Title IV of ERISA. Neither Company nor any ERISA Affiliate has sponsored, contributed to or been obligated under Title I or IV of ERISA to contribute to a “defined benefit plan” (as defined in ERISA Section 3(35)). Neither Company nor the Bank is obligated to provide post-retirement medical benefits or any other post-retirement welfare benefits to or on behalf of any persons whatsoever (except the benefits pursuant to the continuation health coverage requirements under Section 4980B of the Code, ERISA Section 601, or applicable state law). Except as set forth on the Company Disclosure Schedule and for the continuation coverage requirements of COBRA, neither Company nor the Bank has any obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any Employee Plans providing medical, dental, life or disability benefits.

(e)          Neither Company nor its ERISA Affiliates is subject to and, to the Knowledge of Company, no facts exist which could subject Company or any of its ERISA Affiliates to, any liability whatsoever which is directly or indirectly related to any Employee Plan.

(f)          Termination of or withdrawal from any Employee Plan immediately prior to or following the Effective Time would not subject Purchaser, the Bank, or Company to any liability, tax or penalty whatsoever.

(g)          The execution or performance of the transactions contemplated by this Agreement will not create, vest, accelerate or increase any obligations under the Employee Plans other than the Company Stock Plan, nor create any obligation to make any payment which would not be deductible as an excess golden parachute payment under Section 280G of the Code. Each Employee Plan subject to Section 409A of the Code has been maintained and operated in compliance with Section 409A.

(h)          All contributions to or under each Employee Plan and all expenses of each Employee Plan were fully deductible for income tax purposes for the taxable year for which such contributions were made or such expenses were paid. All contributions to or under each Employee Plan have been made when due under the terms of such Employee Plan in accordance with all applicable Law.

(i)          Each Employee Plan covering any present or former employee of Company or the Bank that is subject to the continuation health coverage requirements of Section 4980B of the Code or Section 601-608 of ERISA or any applicable state law has been maintained by Company or the Bank in compliance with all such requirements for continuation coverage. Each Employee Plan subject to the portability, access and renewability provisions of Section K, Chapter 100 of the Code and Section 701 et seq. of ERISA is in compliance with such provisions.

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(j)          Neither Company nor the Bank nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. Neither Company nor the Bank has engaged in a transaction with respect to any Employee Plan that could subject Company, the Bank, or Purchaser to a tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA.

Section 3.15          Insurance. Company and the Bank are, and will be through the Closing, insured with insurers in respect of its properties, assets and businesses as set forth on Section 3.15 of the Company Disclosure Schedule. Such insurance shall remain in full force and effect with respect to all events occurring prior to the Effective Time. Except as set forth on Section 3.15 of the Company Disclosure Schedule, neither Company nor the Bank (i) has failed to give any notice or present any claim under any such policy or binder in due and timely fashion, (ii) has received notice of cancellation or non-renewal of any such policy or binder, (iii) has any Knowledge of any threatened or proposed cancellation or non-renewal of any such policy or binder, and (iv) has received notice of any insurance premium which will be materially increased in the future. There are no outstanding claims under any such policy as to which the insurer has disclaimed liability.

Section 3.16          Contracts.

(a)          Except as set forth on Section 3.16(a) of the Company Disclosure Schedule, none of Company or the Bank is a party to, or is bound or affected by, or receives benefits under (each Contract of the type described in this Section 3.16(a) whether written or oral and whether or not set forth in the Company Disclosure Schedule, is referred to as a “Contract“):

(i)          any Contract entered into for the acquisition of the securities (other than the purchase of investment securities in the ordinary course of business) of or any material portion of the assets of any other Person;

(ii)          any trust indenture, mortgage, promissory note, loan agreement or other Contract or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Company or the Bank is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and Contracts relating to borrowings entered into in the ordinary course of business;

(iii)          any Contract limiting (or purporting to limit) the freedom of any of Company or the Bank to engage in any line of business or to compete with any other person or prohibiting Company or the Bank from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

(iv)          any Contract of guarantee, support or indemnification by Company or the Bank, assumption or endorsement by Company or the Bank of, or any similar commitment by Company or the Bank with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person other than those entered into in the ordinary course of business;

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(v)          any Contract which would be terminable other than by Company or the Bank or any Contract under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

(vi)          any alliance, cooperation, joint venture, shareholders’ partnership or similar Contract or arrangement involving a sharing of (A) profits or losses relating to Company or the Bank or (B) fees for investment or brokerage services;

(vii)          any employment, change of control, severance, termination, consulting, or retirement Contract;

(viii)          any Contract, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets, or any interest therein, of Company or the Bank, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice;

(ix)          any Contract that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by Company or the Bank or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or the Bank to own, operate, sell, transfer, pledge or otherwise dispose of any Assets or business;

(x)          any material Contract that would require any Consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement;

(xi)          any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments are, or are reasonably expected to be, in excess of $20,000;

(xii)          any Contract for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate annual payments by Company of the Bank in excess of $20,000;

(xiii)          any Contract involving the Intellectual Property Assets;

(xiv)          any Contract relating to the provision of data processing, network communication, or other technical services to or by Company or the Bank; and

(xv)          any Contract not listed above that is material to the financial condition, results of operations or business of a Company or the Bank.

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(b)          Company has delivered or made available to Purchaser true, correct, and complete copies of all of the Contracts that are in writing and a complete description of all Contracts that are not in writing is set forth on Section 3.16(b) of the Company Disclosure Schedule. All of the Contracts are in full force and effect and enforceable in accordance with their terms. Except as set forth on Section 3.16(b) of the Company Disclosure Schedule, Company and the Bank, as the case may be, and, to the Knowledge of Company, each other party thereto, has materially performed all the obligations required to be performed by it, has received no notice of default and is not in default (with due notice or lapse of time or both) under any of the Contracts. Company is not in breach of, and Company has no Knowledge of any breach by Company the Bank or any other party to, any of the Contracts and has received no notice or other communication (whether written or oral) regarding any actual, alleged, anticipated, breach of, or default under, any Contract. Except as set forth on Section 3.16(b) of the Company Disclosure Schedule, none of the Contracts has been terminated and neither Company nor the Bank has received notice of any threatened termination, cancellation, or limitation of the business relationship of Company or the Bank by any party to any of the Contracts.

Section 3.17          Properties.

(a)          Company or the Bank has good, marketable fee simple title to all the properties and assets (including, for the avoidance of doubt, each of the owned branches listed on Section 3.17 of the Company Disclosure Schedule (the “Owned Branches”) and the OREO) reflected in the Balance Sheet as being owned by Company or the Bank, or acquired after the date thereof, except properties sold or otherwise disposed of since the date thereof in the ordinary course of business (collectively, the “Company Owned Properties”), free and clear of all Liens, charges, claims, pledges, conditions, equitable interests, options, security interests, mortgages, easements, encroachments, rights of way, rights of first refusal, or restrictions of any kind (collectively, “Encumbrances”) except (i) Permitted Liens, (ii) Liens for real property Taxes not yet due and payable, and (iii) Encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair current business operations at such properties (collectively, “Permitted Encumbrances”).

(b)          Company or the Bank has good, marketable leasehold title to all the leased properties reflected in the Financial Statements, or acquired after the date thereof, except for leases that have expired by their terms since the date thereof (collectively, the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Encumbrances of any nature whatsoever, except (i) the lessor’s reversionary interest in the Company Leased Properties pursuant to the applicable lease, true and complete copies of which have been delivered to Purchaser, and (ii) Permitted Encumbrances. Company or the Bank is in possession of the Company Leased Properties, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of Company, the lessor. The Company Real Property is in material compliance with all applicable restrictive covenants, zoning and land use laws and approvals, and all building, fire safety and accessibility codes and regulations, and the buildings and improvements located on the Company Real Property, taken as a whole, are in reasonable operating condition. There are no pending or, to the Knowledge of Company, threatened (in writing) condemnation proceedings against the Company Real Property. Section 3.17 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all Company Real Property.

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Section 3.18          Intellectual Property.

(a)          For purposes of this Agreement, the term “Intellectual Property Assets" means all intellectual property owned, licensed (as licensor or licensee), or utilized by Company or the Bank in which Company or the Bank has a proprietary interest, including, without limitation, (i) all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications; (ii) all patents, patent applications and inventions and discoveries that may be patentable; (iii) all registered and unregistered copyrights in both published works and unpublished works; (iv) all rights in mask works; (v) all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and (vi) all rights in internet web sites and internet domain names presently used by Company or the Bank (collectively, “Net Names”).

(b)          Section 3.18 of the Company Disclosure Schedule contains a complete and accurate list, and Company has delivered to Purchaser accurate and complete copies, of all contracts of Company or the Bank relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs under which Company or the Bank is a licensee. There are no outstanding and, to the Knowledge of Company, no threatened disputes or disagreements with respect to any such contract.

(c)          The Intellectual Property Assets are all those necessary for the operation of the Bank’s business as it is currently conducted. Company or the Bank is the owner or licensee of all right, title and interest (except to the extent limited by the applicable license agreements) in and to each of the Intellectual Property Assets, free and clear of all Claims, and except as otherwise provided in Section 3.18 of the Company Disclosure Schedule has the right to use without payment to another Person, all of the Intellectual Property Assets.

(d)          Section 3.18 of the Company Disclosure Schedule contains a complete and accurate list of all Net Names. All Net Names have been registered in the name of the Bank and are currently in compliance with all formal Law.

(e)          There are no pending or, to the Knowledge of Company, threatened proceedings or litigation or other adverse claims affecting or with respect to any of the Intellectual Property Assets. There is, to the Knowledge of Company, no reasonable basis upon which a claim may be asserted against Company for infringement of any Intellectual Property Assets of any other Person. To the Knowledge of Company, no Person is infringing the Intellectual Property Assets.

Section 3.19          Consents and Approvals. Except for (i) the filing of any required applications, filings or notices with any Bank Regulator or other Governmental Entity and approval or authorization of, or consent, exemption or non-objection to, such applications, filings and notices (taken together with the items listed in clause (ii), the “Regulatory Approvals”), and (ii) the filing of the Ohio Certificate of Merger with the Secretary of State of the State of Ohio, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company of this Agreement.

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Section 3.20          Certain Practices. None of Company, the Bank, Company’s or the Bank’s directors or officers, or to the Knowledge of Company, Company’s or Bank’s employees have, directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (d) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (e) made any false or fictitious entry on the books or records of Company or the Bank; (f) given any favor or gift which is not deductible for federal income tax purposes; or (g) made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, business, or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

Section 3.21          Proprietary Information of Third Parties. Except as set forth on Section 3.21 of the Company Disclosure Schedule, no third party has claimed or, to the Knowledge of Company, has reason to claim that any Person employed by or consulting with Company or the Bank (“Related Person”) has (i) violated or may be violating any of the terms or conditions of such person's employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from Company or the Bank which suggests that such a claim might be contemplated. To the Knowledge of Company, no Related Person has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and no Related Person has violated any confidential relationship which such person may have had with any third party, in connection with the development or sale of any service of Company or the Bank.

Section 3.22          Litigation. Except as set forth on Section 3.22 of the Company Disclosure Schedule, there is no (i) action, suit, claim, proceeding or investigation pending or, to the Knowledge of Company, threatened against or affecting Company or the Bank (whether or not such Company or the Bank is a party or prospective party thereto), at law or in equity, or before or by any federal, state, municipal or other Governmental Entity, (ii) arbitration proceeding pending relating to Company or Bank, or (iii) governmental inquiry pending or, to the Knowledge of Company, threatened against or involving Company or the Bank, and there is no basis for any of the foregoing. Neither Company nor the Bank has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to the business, prospects, financial condition, operations, property or affairs of Company or the Bank. There are no outstanding orders, writs, judgments, injunctions or decrees served upon Company or the Bank by any court, Governmental Entity, or arbitration tribunal against Company or the Bank. There are no facts or circumstances which may result in institution of any action, suit, claim or legal, administrative or arbitration proceeding or investigation against, involving or affecting Company or the Bank or the transactions contemplated hereby. Neither Company nor the Bank is in default with respect to any order, writ, injunction or decree known to or served upon it from any Governmental Entity. Except as disclosed on Section 3.22 of the Company Disclosure Schedule, there is no action or suit by Company or the Bank pending or threatened against any third party.

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Section 3.23          Environmental Matters. Except as set forth on Section 3.23 of the Company Disclosure Schedule:

(a)          Company, the Bank, and the Company Real Property are, and at least for the last five years have been, in material compliance with, and have not been and are not in violation of or liable under, any Environmental Law. As used in this Section 3.23, the term “Environmental Law” shall mean any federal, state, local, or other law, ordinance, code, or regulation that requires or relates to protection of human health or the environment, including, without limitation, laws relating to the “Release” (as defined in Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. (“CERCLA”), or in any applicable state or local law or regulation) of any chemicals, pollutants, contaminants, wastes or toxic substances (collectively, “Hazardous Materials”).

(b)          Neither Company nor the Bank have received notice of, nor do Company or the Bank have Knowledge of, any past, present, conditions, circumstances, activities, practices, incidents, actions, or plans of Company or the Bank or their predecessors which may interfere with or prevent continued material compliance with Environmental Laws. To the Knowledge of Company, there are no present or past actions, activities, circumstances, conditions, events or incidents affecting the Company Real Property that could form the basis for assertion of any claim against the Purchaser under any Environmental Law.

(c)          There has been no Release or threat of Release, of any Hazardous Materials at or from the Company Real Property and the Company Real Property is not identified on the current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) Comprehensive Environmental Response Compensation and Liability Inventory System (“CERCLIS”) list, or (iii) any list arising from a state statute similar to CERCLA.

(d)          To the best of the Company’s Knowledge, and except as may be lawfully present in de minimis quantities in office and consumer products in ordinary use at the premises, or as fuel for building HVAC systems, or in building materials (other than asbestos, lead based paint or PCBs) customarily used in office building construction, no Hazardous Materials (including but not limited to friable asbestos or similar substances) are present in buildings on the Company Real Property, including but not limited to the inclusion of such materials in the exterior and interior walls, floors, ceilings, tile, insulation or any other portion of building structures.

(e)          Company has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Company or the Bank pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Company, the Bank or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

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Section 3.24          Transactions With Affiliates. Except as set forth on Section 3.24 of the Company Disclosure Schedule, no director, officer or shareholder of Company or the Bank, and no member of the immediate family of any such person, or any Person in which any such person or any member of the immediate family of any such person, has a beneficial interest greater than five percent or is an officer, director, trustee, partner, or holder of any equity interest greater than five percent, is a party to any transaction with Company or the Bank, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments or involving other obligations to any such person or firm. All “covered transactions” between the Bank and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

Section 3.25          Broker’s or Finder’s Fees. Except for the fees owed to Keefe, Bruyette & Woods, Inc. in connection with the transactions contemplated by this Agreement, no agent, broker, person or firm acting on behalf of Company or the Bank is, or will be, entitled to any commission or broker’s or finder’s fees from Company or the Bank, or from any person controlling, controlled by, or under common control with the Company or the Bank, in connection with the Agreement or any of the transactions contemplated herein.

Section 3.26          Nonperforming and Classified Assets.

(a)          Each loan, loan commitment, letter of credit, or other of extension of credit (each a “Loan” and collectively the “Loans”) on the books and records of Company of the Bank was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the Knowledge of Company, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(b)          Set forth on Section 3.26 of the Company Disclosure Schedule are (i) any written or oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal in default of any other material provision thereof; (ii) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by Company or the Bank or an applicable regulatory authority; (iii) a listing of any other real estate owned (“OREO”) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer, or five percent or greater shareholder of Company or the Bank, or to the Knowledge of Company, any Person controlling, controlled by or under common control with any of the foregoing.

(c)          The Bank’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with its existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Bank Regulators and the Financial Standards Board and is and shall be adequate under all such standards.

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Section 3.27          Fiduciary Accounts. Each of Company and the Bank has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Company nor the Bank, nor any of their directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.28          No Investment Adviser. Neither Company nor the Bank serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

Section 3.29          State Takeover Statutes. Company and the Bank have taken all action required by each of them in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other anti-takeover laws and regulations of the State of Ohio (collectively, the “Takeover Laws”).

Section 3.30          [Reserved].

Section 3.31          [Reserved].

Section 3.32          Community Reinvestment Act Compliance. Company and the Bank have received an overall Community Reinvestment Act rating of “satisfactory” in their most recently completed exams and shall receive an overall Community Reinvestment Act rating of “satisfactory” in any exams completed between the date hereof and the Effective Time. Company has no Knowledge of any fact or circumstance that would reasonably be expected to result in Company or the Bank having its current overall rating lowered.

Section 3.33          Investment Securities. Each of Company and the Bank has good and valid title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of Company or the Bank and except for such defects in title or Liens that would not be material to Company or the Bank. Such securities are valued on the books of Company and the Bank in accordance with GAAP.

Section 3.34          Deposit Insurance. The deposits of the Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (the “FDIA”), and the Bank has paid all assessments and filed all reports required by the FDIA.

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Section 3.35          Bank Secrecy Act, Anti-Money Laundering, and OFAC and Customer Information. Neither Company nor the Bank has any Knowledge of, has been advised of, or has any reason to believe that any facts or circumstances exist which would cause Company or the Bank to be deemed: (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank pursuant to 12 C.F.R. Part 364. Neither Company nor the Bank is aware of any facts or circumstances that would cause Company or the Bank to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Company or the Bank to undertake any material remedial action. The Board of Directors of Company and the Board of Directors of the Bank has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Company and the Bank have complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

Section 3.36          Disclosure. All instruments, agreements, certificates, and other documents (collectively, the “Documents”) delivered or to be delivered by or on behalf of Company or the Bank in connection with this Agreement and the transactions contemplated hereby are true, complete and correct in all material respects. Company has no Knowledge of any fact which may have a material adverse effect on the ability of Company or the Bank to perform its obligations under this Agreement, except as otherwise set forth in the Documents.

Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Company to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to Company as follows:

Section 4.1          Corporate Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio. Purchaser is not, and is not required to be, qualified to do business as a foreign corporation under the laws of any other state or jurisdiction. Company is duly registered as a financial holding company under the BHC Act and meets the applicable requirements for qualification as such.

Section 4.2          Authority; No Violation.

(a)          Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of Purchaser. Except for the foregoing, no other corporate proceedings on the part of Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

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(b)          Neither the execution and delivery by Purchaser of this Agreement and the other Documents, the consummation by Purchaser of the transactions contemplated hereby or thereby, nor the performance by Purchaser of this Agreement and such other documents and agreements in compliance with the terms and conditions hereof and thereof will (i) violate, conflict with or result in any breach of the Articles of Incorporation or Bylaws of Purchaser, (ii) violate, conflict with or result in a breach, default or termination under any contract or agreement to which Purchaser is a party, or (iii) violate any Law applicable to Purchaser.

Section 4.3          Consents and Approvals. Except for the Regulatory Approvals and the filing of the Ohio Certificate of Merger with the Secretary of State of the State of Ohio, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Purchaser of this Agreement.

Section 4.4          Litigation. As of the date hereof, there is no (i) action, suit, claim, proceeding or investigation pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser or Purchaser Bank (whether or not Purchaser or Purchaser Bank is a party or prospective party thereto), at law or in equity, or before or by any federal, state, municipal or other Governmental Entity, (ii) arbitration proceeding pending relating to Purchaser or Purchaser Bank, or (iii) governmental inquiry pending or, to the Knowledge of Purchaser, threatened against or involving Purchaser or Purchaser Bank, and there is no basis for any of the foregoing, in each case, which would be required to be disclosed in a Form 8-K, Form 10-K, or Form 10-Q pursuant to Item 103 of Regulation S-K that are not so disclosed. To the Knowledge of Purchaser or except as disclosed in the Purchaser SEC Filings, neither Purchaser nor Purchaser Bank is exposed, from a legal standpoint, to any liability or disadvantage which is reasonably likely to have a Material Adverse Effect on Purchaser or Purchaser Bank. To the Knowledge of Purchaser, there are no facts or circumstances which may result in the institution of any action, suit, claim or legal, administrative or arbitration proceeding or investigation against, involving or affecting Purchaser or Purchaser Bank which is reasonably likely to have a Material Adverse Effect on Purchaser or Purchaser Bank, or involves the transactions contemplated hereby. Neither Purchaser nor Purchaser Bank is in default with respect to any order, writ, injunction or decree known to or served upon it from any Governmental Entity which is reasonably likely to have a Material Adverse Effect on Purchaser or Purchaser Bank.

Section 4.5          Broker’s or Finder’s Fees. No agent, broker, person, or firm acting on behalf of Purchaser is, or will be, entitled to any commission or broker's or finder's fees from Purchaser, or from any person controlling, controlled by, or under common control with Purchaser, in connection with any of the transactions contemplated herein.

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Section 4.6          Compliance with Laws. Purchaser and Purchaser Bank hold, and at all times since December 31, 2013 have held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets pursuant to applicable Law, except where the failure to hold such license, franchise, permit or authorization would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser or Purchaser Bank. Since December 31, 2013, each of Purchaser and Purchaser Bank have complied with all Law applicable to it, its operations, properties, assets, products and services, except for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser or Purchaser Bank. No attorney representing Purchaser has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers or directors to its Board of Directors or any committee thereof or to any of its directors or officers. Since December 31, 2013, neither Purchaser nor Purchaser Bank has, nor, to the Knowledge of Purchaser, has any director, officer, employee, auditor, accountant or other representative of Purchaser or Purchaser Bank, received any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of Purchaser or Purchaser Bank or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that Purchaser or Purchaser Bank has engaged in questionable accounting or auditing practices.

Section 4.7          Community Reinvestment Act. Purchaser and Purchaser Bank have received an overall Community Reinvestment Act rating of “satisfactory” in their most recently completed exams and shall receive an overall Community Reinvestment Act rating of “satisfactory” in any exams completed between the date hereof and the Effective Time. Purchaser has no Knowledge of any fact or circumstance that would reasonably be expected to result in Purchaser or Purchaser Bank having its current overall rating lowered.

Section 4.8          Available Funds. Immediately before the Effective Time, Purchaser will have cash sufficient to pay or cause to be deposited into the Exchange Fund the amounts as required by Section 2.2 hereof.

Section 4.9          Financial Statements and Reports.

(a)          Purchaser has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed with the SEC by it under Section 5 of the Securities Act or Sections 13(a), 14 or 15(d) of the Exchange Act, as the case may be, from and after January 1, 2012 (collectively, the “Purchaser SEC Filings”). Each Purchaser SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the [Securities Act] or the [Exchange Act], as the case may be, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

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(b)          Each of the consolidated financial statements (including any notes thereto) contained in the Purchaser SEC Filings, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated, and each of such consolidated financial statements, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position of Purchaser, at their dates and the results of operations and changes in shareholders' equity of Purchaser for the periods indicated, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.

(c)          Purchaser and the Purchaser Bank have filed all reports, registrations, statements, and other documents, together with any amendments required to be made thereto, that are required to be filed with the Board of Governors of the Federal Reserve System, FDIC, or the Office of the Comptroller of the Currency. Each such report, registration, statement, or document, as of its respective date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

Section 4.10          Bank Secrecy Act, Anti-Money Laundering, and OFAC and Customer Information. Neither Purchaser nor the Purchaser Bank has any Knowledge of, has been advised of, or has any reason to believe that any facts or circumstances exist which would cause Purchaser or the Purchaser Bank to be deemed: (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank pursuant to 12 C.F.R. Part 364. Neither Purchaser nor the Purchaser Bank is aware of any facts or circumstances that would cause Purchaser or the Purchaser Bank to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Purchaser or the Purchaser Bank to undertake any material remedial action. The Board of Directors of Purchaser and the Board of Directors of the Purchaser Bank has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Purchaser and the Purchaser Bank have complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

Section 4.11          Deposit Insurance. The deposits of the Purchaser Bank are insured by the FDIC in accordance with the FDIA, and the Purchaser Bank has paid all assessments and filed all reports required by the FDIA.

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Article V

COVENANTS RELATING TO CONDUCT OF Company BUSINESS

Section 5.1          Conduct of Company Businesses Prior to the Effective Time. Except as expressly contemplated by or permitted by this Agreement, or with the prior written consent of Purchaser, which such consents shall not be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, (a) Company shall, and shall cause the Bank to, (i) conduct its business in the ordinary course consistent with past practice and (ii) use commercially reasonable efforts to maintain and preserve intact their respective business organizations and advantageous business relationships, and (b) Company shall, and shall cause the Bank to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Company or Purchaser to obtain any necessary approvals of any Bank Regulator or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

Section 5.2          Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Company shall not, and shall not permit the Bank to, without the prior written consent of Purchaser, which such consents shall not be unreasonably withheld or delayed:

(a)          (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of capital stock of Company or the Bank, or any rights to acquire additional shares of capital stock of Company or the Bank, except for additional shares of Company Common Stock which are issued and become outstanding as a result of the exercise of a Company Option between the date of this Agreement and the Effective Date, or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other rights to acquire capital stock of Company or the Bank;

(b)          (i) make, declare, pay or set aside for payment any dividend, unless such dividend is made, declared, paid or set aside by the Bank in connection with the Company Debt Obligation, on or in respect of, or declare or make any distribution on any shares of the capital stock of Company or the Bank or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock of Company;

(c)          enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Company or the Bank or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for changes in the ordinary course of business that are required by applicable law and those amendments contemplated by Section 7.2(f) below;

(d)          hire any person as an employee of Company or the Bank or promote any employee, except persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of Company or the Bank, who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $30,000, and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the consummation of the transactions contemplated by this Agreement;

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(e)          enter into, establish, adopt or amend, or make any contributions to (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof in a manner consistent with past practice), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Company or the Bank;

(f)          except for the transfer or sale of the Property contemplated by Section 6.2 of this Agreement, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except in the ordinary course of business consistent with past practice and at a price which is greater than or equal to 90% of the value at which Company or the Bank carries such asset, deposit, business or properties on its books;

(g)          acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

(h)          make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $5,000 individually or $10,000 in the aggregate;

(i)           amend the Company Articles, Company Bylaws, Bank Articles or Bank Bylaws;

(j)           implement or adopt any change in the accounting principles, practices or methods of Company or Bank, other than as may be required by changes in laws or regulations or GAAP;

(k)          take, or omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(l)           except in the ordinary course of business consistent with past practice, enter into or terminate any Contract or amend or modify in any material respect any of its existing Contracts;

(m)         enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or the Bank is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Company or the Bank of an amount which exceeds $5,000 and/or would impose any material restriction on the business of Company or the Bank or create precedent for claims that are reasonably likely to be material to Company or the Bank;

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(n)          enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity; invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

(o)          enter into any Derivatives Contracts;

(p)          introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

(q)          incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within 30 days and that have no put or call features and securities sold under agreements to repurchase that mature within 30 days, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice;

(r)          acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment or (ii) dispose of any debt security or Equity Investment, nor change the classification method for any security in, the Bank’s investment portfolio from “held to maturity” to “available for sale” nor from “available for sale” to “held to maturity,” as those terms are used in ASC 320.

(s)          without providing to Purchaser and Purchaser Bank a reasonable opportunity, which shall not exceed two (2) Business Days, to review in advance, (i) make any new (A) commercial loan in an original principal amount in excess of $1,000,000 or (B) residential loan originated for retention in the loan portfolio in an original principal amount in excess of $417,000 or with loan-to-value ratios in excess of 80% without private mortgage insurance in each case in accordance with normal Bank practices and the Bank’s loan policy; (ii) make, renew or otherwise modify any Loan, other than (A) in the ordinary course of business consistent with past practice, and (B) in compliance with the Bank’s existing loan policy; (iii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amount set forth in clause (i) above; or (iv) enter into any participation, Loan securitization or create any special purpose funding entity;

(t)           other than as determined to be advisable by Company in the good faith exercise of its discretion based on market conditions, alter materially its interest rate or pricing fee or fee pricing policies with respect to depository accounts of the Bank or waive any material fees with respect thereto;

(u)          make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

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(v)          pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any arrangement or agreement with, any of its officers or directors or any of their family members, or any “affiliates” (within the meaning of Sections 23A and 23B of the Federal Reserve Act) of any of its officers or directors, other than Loans originated in the ordinary course of business;

(w)          except as contemplated by Section 6.10, take any action that is intended or is reasonably likely to result in (i) any of Company’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to consummation of this Agreement set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation;

(x)          fail to comply with any written agreement, memorandum of understanding, commitment letter or similar undertaking, order, decree or directive, or supervisory letters with or from any Bank Regulator having jurisdiction over Company or the Bank, and

(y)          enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.3          Control of Operations. Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Company or the Bank’s operations prior to the Effective Time.

Section 5.4          Certain Definitions. For purposes of this Agreement:

(a)          “Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

(b)          “Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

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Article VI

ADDITIONAL AGREEMENTS

Section 6.1          Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Purchaser and Company will use their respective reasonable best efforts, and will cause their respective subsidiaries to use their reasonable best efforts, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement.

Section 6.2          Real Estate. Immediately after the Effective Time, Purchaser shall, or shall cause Purchaser Bank to, transfer to Shareholder the real property described in Section 6.2 of The Company Disclosure Schedule (the “Property”). The Property shall be transferred to the Shareholder subject to all liens and encumbrances on such Property as of the Effective Time, or in the event the Property is sold by the Bank prior the Effective Time, the cash proceeds from such sale shall be delivered to the Shareholder immediately after the Effective Time; provided, however, (i) the Shareholder shall only receive the portion of the cash proceeds of such sale of the Property that equal the book value of the Property (to the extent the proceeds equal or exceed such book value) as reflected on the Bank’s books on the date hereof, and (ii) all taxes and assessments due on the Property were paid by the Bank or properly accrued for on the Bank’s books and records.

Section 6.3           Regulatory Filings.

(a)          The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement as soon as practicable. Company and Purchaser shall have the right to review in advance, and, to the extent practicable each shall consult the other on, in each case subject to applicable laws relating to the exchange of information, as the case may be, and any of their respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that neither Purchaser nor Company shall be required to provide the other with confidential portions of any filing with a Governmental Entity to the extent prohibited by applicable Law. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(b)          Each of Purchaser and Company agrees, upon request, to furnish the other with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their subsidiaries to any third party or Governmental Entity.

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Section 6.4          Publicity. Neither Company nor Purchaser shall, and neither Company nor Purchaser shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Purchaser, in the case of a proposed announcement, statement or disclosure by Company, or Company, in the case of a proposed announcement, statement or disclosure by Purchaser; provided, however, that Purchaser may, without the prior consent of Company (but after prior consultation with Company to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of NASDAQ. Purchaser and Company shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement and the transactions contemplated thereby as reasonably requested by the other party.

Section 6.5           Access to Information.

(a)          Upon reasonable notice and subject to applicable laws, Company shall, and shall cause the Bank to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties, systems, books, contracts, commitments, personnel and records (including, without limitation, Tax Returns and work papers of independent auditors), and, during such period, Company shall, and shall cause the Bank to, make available to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state banking, lending, consumer finance, privacy or insurance laws, (ii) any reports provided to the Board of Directors of Company or the Bank, or any committee thereof, relating to the financial performance and risk management of Company or the Bank and (iii) all other information concerning its business, properties and personnel as Purchaser may reasonably request.

(b)          During the period prior to the Effective Time, Company shall, upon the request of Purchaser, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Purchaser regarding its financial condition, operations and business and matters relating to the consummation of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than 15 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), Company will deliver to Purchaser a consolidated balance sheet for Company and the Bank and the related statement of income, without related notes, for such quarter prepared from Company’s books and records in a manner consistent with past practice and the preparation of the Financial Statements, and, as soon as reasonably available, but in no event later than March 15 after the end of each fiscal year, Company will deliver to Purchaser the consolidated audited balance sheet of Company and the Bank and the related consolidated audited statements of income and stockholders’ equity for such year prepared in a manner consistent with the Financial Statements. Within 10 days after the end of each month, Company will deliver to Purchaser (i) a consolidated balance sheet for Company and the Bank and the related statement of income, without related notes, for such month prepared from Company’s books and records in a manner consistent with past practice and the preparation of the Financial Statements, and (ii) a list of each Loan that was newly made, renewed or otherwise modified during such month.

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(c)          All information and materials provided pursuant to this Section 6.5 shall be subject to the provisions of the Confidentiality Agreement entered into between Purchaser and Company dated February 7, 2014 (the “Confidentiality Agreement”).

(d)          No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

Section 6.6          Board Recommendation. The Board of Directors of Company shall recommend to the Shareholder the approval and adoption of this Agreement and the transactions contemplated herein (the “Board Recommendation”). Neither the Board of Directors of Company nor any committee thereof shall withdraw, qualify or modify, in a manner adverse to Purchaser, the Board Recommendation or take any action, or make any public statement, filing or release inconsistent with the Board Recommendation (any of the foregoing being a “Change in Recommendation”).

Section 6.7          Termination of 401(k) Plan. On or before the Effective Time, the Company shall terminate The Guernsey Bank 401(k) Plan subject to compliance with applicable Law and the terms of the plan. Purchaser agrees that in connection with its continuing employment of any employee of the Company, it shall take all reasonable action so that such employees shall be entitled to participate in Purchaser's 401(k) plan as soon as administratively practicable following the Effective Time.

Section 6.8           Employee Matters.

(a)          Following the Effective Time, Purchaser agrees that in connection with its continuing employment of any employee of Company or the Bank it shall give full credit for years of service with Company and/or Bank for purposes of vesting and eligibility under any of Purchaser’s employee benefits plans but not for defined benefit plan accruals, eligibility for early retirement benefits, or to the extent it results in duplication of benefits in its health plan.

(b)          Prior to the Effective Time, if requested by Purchaser, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, Company shall cause to be amended the Employee Plans of Company or the Bank to the extent necessary to either (i) continue them for a transition period following Closing to cover just the Company and Bank employees (and their dependents or beneficiaries) who are employed as of the Effective Time or who are former employees (or their dependents or beneficiaries) entitled to continued coverage thereunder by law or plan terms, or (ii) freeze any further benefit accruals and preclude any new participants following the Effective Time, and, if and as appropriate, replace each such plan at that time (subject to Section 6.8(a)) with the comparable such plan of the Purchaser or Purchaser Bank, if any.

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(c)          Following the Effective Time, Purchaser shall offer to any employee of Company or the Bank who does not continue in employment with Purchaser or Purchaser Bank and who was not offered employment by the Purchaser or Purchaser Bank the opportunity to enter into a severance agreement (to the extent permitted by applicable law) in which Purchaser agrees to pay such employee a severance payment in accordance with the Purchaser’s current severance practices, which amount shall be payable upon (i) the termination of employment of such employee, and (ii) the execution by such employee of Purchaser Bank’s standard release agreement; provided that the foregoing shall not apply to any employee of Company or the Bank who is a party to an employment or severance agreement or other similar arrangement with Company or the Bank as of the date of this Agreement that would result in the payment of severance to such employee under the foregoing circumstances, which agreement shall continue to govern up to the Effective Time; provided, further, that for purposes of the severance payments contemplated by this Section 6.8(c), Purchaser shall use the date of the Effective Time as the baseline date for determining the number of full years of service of an employee with Company or the Bank.

(d)          Prior to the Effective Time, if requested by Purchaser, to the extent permitted by applicable Law and the terms of the applicable Employee Plan or arrangement, Company shall (i) terminate its participation in the OBL health insurance plan, and/or (ii) amend or terminate The Guernsey Bank Health Reimbursement Arrangement or any other Company or Bank Employee Plan.

(e)          Notwithstanding the foregoing, Purchaser and Company acknowledge and agree that nothing contained in this Section 6.8 shall (A) be treated as an amendment of any particular employee benefit plan, (B) give any third party any right to enforce the provisions of this Section 6.8 or (C) obligate Purchaser or its subsidiaries to (i) maintain any particular Employee Plan or (ii) retain the employment of any particular employee.

Section 6.9           Indemnification; Directors’ and Officers’ Insurance.

(a)           During the Tail Coverage Period, Purchaser and Purchaser Bank shall indemnify and hold harmless, each present and former director, officer and employee of Company and the Bank (in each case, when acting in such capacity), determined as of the Effective Time (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, to the fullest extent permitted by law.

(b)           Prior to the Effective Time, Purchaser shall purchase an extended reporting period or “tail” endorsement under Company’s existing directors’ and officers’ liability insurance coverage for Company’s directors and officers that provides insurance coverage for a period of four years following the Effective Time or, if such term of coverage is not available, such other maximum period of coverage that is available (the length of such tail-coverage, the “Tail Coverage Period”) and contains at least the same coverage and amounts, and contains terms and conditions no less advantageous to insured persons than the directors’ and officer’s insurance coverage currently maintained by Company; provided that the cost of purchasing such extended reporting period or “tail” coverage for the Tail Coverage Period is not required to exceed 200% of the annual premiums paid by Company for the directors’ and officer’s insurance coverage that it currently maintains. In addition, Purchaser, from and after the Effective Time, shall and shall cause Purchaser Bank to, advance any expenses (including legal expenses) of any Indemnified Party under this Section 6.9 as incurred to the fullest extent permitted by Law, provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnified Party is not entitled to be indemnified pursuant to this Section 6.9.

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(c)          Any Indemnified Party wishing to claim indemnification under Section 6.9(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Purchaser; provided that failure to so notify will not affect the obligations of Purchaser under Section 6.9(a) unless and to the extent that Purchaser is actually and materially prejudiced as a consequence. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Purchaser shall have the right to assume the defense thereof and Purchaser shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Purchaser elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Purchaser and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to Purchaser, and Purchaser shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) neither the Indemnified Party nor Purchaser shall be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, and (iv) Purchaser shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(d)          If Purchaser or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Purchaser will cause proper provision to be made so that the successors and assigns of Purchaser will assume the obligations set forth in this Section 6.9.

Section 6.10         No Solicitation.

(a)          Company agrees that, except as expressly permitted by this Section 6.10, from and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, neither it nor the Bank nor any of the officers and directors of it or the Bank shall, and that it shall use its reasonable best efforts to instruct and cause its and the Bank’s employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, the “Representatives”) not to, directly or indirectly: (i) take any action to solicit, initiate, encourage or knowingly facilitate (including by way of furnishing nonpublic information or assistance) any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Purchaser and Purchaser Bank) any information or data with respect to Company or Bank or otherwise relating to an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal (other than the Merger), or (iv) enter into any agreement in principle, arrangement, understanding, contract or agreement relating to an Acquisition Proposal. Upon execution of this Agreement, Company shall, and shall cause the Bank and each of their respective Representatives to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal; provided, however, that nothing in this Section 6.10 shall preclude Company or Bank or each of their Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the first clause of this sentence or to enforce the provisions of any confidentiality agreement entered into with any person with respect to a potential Acquisition Proposal.

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(b)          Notwithstanding Section 6.10(a), Company may take any of the actions described in clause (ii) of Section 6.10 if, but only if, (i) Company has received a bona fide unsolicited written Acquisition Proposal, prior to the Company Shareholder Approval, that did not result from a breach of this Section 6.10; (ii) Company’s Board of Directors determines (in accordance with this Agreement) that such Acquisition Proposal constitutes a Superior Proposal; (iii) Company has provided Purchaser with at least five (5) Business Day’s prior notice of such determination; (iv) prior to furnishing or affording access to any information or data with respect to Company or the Bank or otherwise relating to an Acquisition Proposal, Purchaser receives from such Person a confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement; and (v) the failure of Company’s Board of Directors to furnish such information or access or enter into discussions or negotiations would violate its fiduciary duties to the Shareholder. Company shall promptly provide to Purchaser any non-public information regarding Company or the Bank provided to any other Person that was not previously provided to Purchaser, such additional information to be provided no later than the date of provision of such information to such other party.

(c)          Company shall promptly (and in any event within twenty-four (24) hours) notify Purchaser in writing if any proposals or offers (or modified offers or proposals) are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Company or any Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request.

(d)          As used in this Agreement, “Acquisition Proposal” means any bona fide proposal or offer for, whether in one transaction or a series of related transactions, a (i) merger, consolidation, share exchange, business combination or similar transaction involving Company, (ii) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of Company representing 10% or more of the consolidated assets of Company, (iii) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Company, or (iv) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include any of the transactions contemplated by this Agreement.

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(e)          As used in this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a third party, which, upon acceptance by Company, would create a legally binding obligation of such third party (subject to regulatory approval) to consummate the Acquisition Proposal, on terms that Company’s Board of Directors determines in its good faith judgment, based upon the written advice of its outside legal counsel and an independent financial advisor, in both cases, from firms of national stature, (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of Company and the Bank on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Shareholder pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and (B) is, in light of the other terms of such proposal, more favorable to the Shareholder than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

Section 6.11          Takeover Laws. Company will take no action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and Company will take all necessary steps to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

Section 6.12          Notification of Certain Matters. Each of Company and Purchaser will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

Section 6.13          Tax Matters.

(a)          Shareholder shall prepare or cause to be prepared and file all Tax Returns required to be filed by Company and the Bank for taxable periods ending on or before the Closing Date, and Shareholder shall be responsible for paying any Taxes with respect to such periods. Such Tax Returns shall be prepared in a manner consistent with the preparation of prior years’ Tax Returns of Company and the Bank, using the same method of accounting as used in the preparation of prior years’ Tax Returns of Company and the Bank. No requests for extensions shall be filed with respect to such Tax Returns. Prior to filing such Tax Returns, Shareholder shall provide Purchaser with copies of all such Tax Returns for review and comment. Purchaser will submit any proposed revisions to such Tax Returns in writing to Shareholder within 21 days of its receipt thereof. If Purchaser and Shareholder are unable to agree on the proposed revisions to such Tax Returns within 14 days of Shareholder’s receipt of Purchaser’s proposed revisions, the parties agree to submit the disputed items to an independent accounting firm of Shareholder’s choosing (the costs to be shared equally between the parties) for final resolution. Such Tax Returns, once agreed upon by Purchaser and Shareholder (or as finally resolved by an independent accountant as described in the preceding sentence) shall be final and binding on the parties.

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(b)          Company and Shareholder shall not revoke Company’s election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. Company and Shareholder shall not take or allow any action (other than the Merger) that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

(c)          The parties acknowledge and agree that the Merger is a taxable forward merger which will be treated for federal and state income tax purposes as if Company sold all its assets to Purchaser.

(d)          Purchaser will prepare an allocation of the Aggregate Cash Amount, which shall be allocated among the assets of Company and the Bank as required pursuant to Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). Purchaser will provide the Allocation to Shareholder for its review and comment within 45 days of the Closing Date. Shareholder shall submit any proposed revisions to the Allocation in writing to Purchaser within 21 days of its receipt thereof. If Purchaser and Shareholder are unable to agree on the proposed revisions to the Allocation within 14 days of Purchaser’s receipt of Shareholder’s proposed revisions, the parties agree to submit the disputed items to an independent accounting firm of Purchaser’s choosing (the costs to be shared equally between the parties) for final resolution. The Allocation, once agreed upon by Purchaser and Shareholder (or as finally resolved by an independent accountant as described in the preceding sentence) shall be final and binding on the parties.

(e)          The parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding. The parties agree to (i) retain all books and records with respect to Tax matters pertinent to Company and the Bank relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with an Taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other party so requests, Company and the Bank, as the case may be, shall allow the other party to take possession of such books and records.

Section 6.14         Payoff of Company Debt Obligation. Immediately prior to the Effective Time, Purchaser shall deliver to The Ohio Valley Bank Company, on behalf of Company, the payoff amount for the Company Debt Obligation in immediately available funds by wire transfer to an account or accounts jointly designated by Company and The Ohio Valley Bank Company. If, prior to the Effective Time, The Ohio Valley Bank Company declares the Company Debt Obligation immediately due and owing from Company, Purchaser agrees to cause Purchaser Bank to provide Company a loan on substantially similar terms and conditions as those set forth in the Company Debt Obligation for the purposes of refinancing the Company Debt Obligation from such date up to and including the Effective Time.

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Article VII

CONDITIONS PRECEDENT

Section 7.1          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(b)          Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

Section 7.2          Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Company (other than the representations and warranties set forth in (i) Sections 3.2, 3.7, and 3.12(b) which shall be true and correct in all respects, (ii) Section 3.17(a) which shall be true and correct in all respects with respect to each Owned Branch, and (iii) Sections 3.1(a), 3.1(b); 3.5(a), 3.5(b)(i), 3.9, 3.25 and 3.29, which shall be true and correct in all material respects) shall be deemed untrue or incorrect for purposes of this Section 7.2(a) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Company has had or would reasonably be expected to result in a Material Adverse Effect on Company; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded (except that for purposes of determining whether the representation or warranty set forth in Section 3.17(a) is true and correct for purposes of this Section 7.2(a) with respect to each Owned Branch, Section 3.17(a) shall be applied as written and no such reference to materiality shall be disregarded); and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.

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(b)          Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

(c)          Regulatory Conditions. There shall not be any action taken or determination made, or any law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a required Regulatory Approval or otherwise, which imposes any restriction, requirement or condition that the Board of Directors of Purchaser reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the transactions contemplated by this Agreement or restrict or burden the business or operations of Purchaser or any of its subsidiaries to such a degree that Purchaser would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(d)          Consents and Approvals. Each of the consents, approvals and terminations set forth on Section 7.2(d) of the Company Disclosure Schedule shall have been obtained in form and substance reasonably satisfactory to Purchaser and shall be in full force and effect on the Closing Date.

(e)          Lease Consent and Estoppel Certificate. Company shall have delivered to Purchaser with respect to the real estate leased by Company, an estoppel certificate and consent to the transactions contemplated by this Agreement from the lessor of such property, in substantially the form attached hereto as Exhibit A.

(f)          Amendments to Change in Control Arrangements; Shareholder Agreement. Thirty days prior to the Effective Date, Company shall have delivered to Purchaser amendments to the Change in Control Payments set forth in Section 3.14 of the Company Disclosure Schedule (the “Change in Control Arrangements”) such that (i) all obligations of Company and Bank shall cease upon the payment of the amounts due thereunder at the Effective Time and (ii) the executive of Company or Bank party thereto shall be required to sign a release in form and substance acceptable to Purchaser in exchange for receipt of the amounts due under the Change of Control Arrangement. These amendments shall be in a form acceptable to Purchaser and shall be executed by both Company or the Bank and the executive of Company or the Bank, as applicable, party to the Change of Control Arrangements. The Shareholder shall have delivered the Noncompetition and Nondisclosure Agreement in the form of Exhibit B attached to this Agreement.

(g)          Well Capitalized. Bank shall be “well-capitalized” as that term is defined in 12 C.F.R. 325.103, without taking into account only the costs incurred by Company or the Bank related to the transactions contemplated by this Agreement which (i) are payable to Company’s or the Bank’s legal advisers or financial advisers, (ii) relate to a sale of the Property prior to the Effective Time, (iii) are required to be expended directly by Company (excluding any funds received from a loan from Purchaser Bank contemplated by Section 6.14 of this Agreement) to satisfy the Company Debt Obligation, or (iv) the payment of any amounts due under the Change in Control Arrangements not to exceed $300,000.

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(h)          Payment of Change in Control Arrangements. Company or Bank shall have, immediately prior to the Effective Time, paid all amounts due and owing under the Change in Control Arrangements.

(i)          Director and Officer Resignation. Company and the Bank shall have delivered to Purchaser, in a form reasonably acceptable to Purchaser, the resignation of the Shareholder as a director, officer and employee of Company and the Bank, respectively, pursuant to which the Shareholder also acknowledges no entitlement to severance benefits from Purchaser or Purchaser Bank pursuant to the terms of this Agreement.

(j)          No Material Adverse Effect. No event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events, has had or is reasonably likely to have a Material Adverse Effect with respect to Company.

Section 7.3          Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Purchaser (other than the representations and warranties set forth in (i) Sections 4.2, 4.3 and 4.6, which shall be true and correct in all respects and (ii) Sections 4.1, 4.5, 4.7, 4.9, 4.10, and 4.11, which shall be true and correct in all material respects) shall be deemed untrue or incorrect for purposes of this Section 7.3(a) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Purchaser has had or would reasonably be expected to result in a Material Adverse Effect on Purchaser; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to the foregoing effect.

(b)          Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and the Chief Financial Officer of Purchaser to such effect.

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(c)          Regulatory Conditions. There shall not be any action taken or determination made, or any law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a required Regulatory Approval or otherwise, which imposes any restriction, requirement or condition that the Board of Directors of Company reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the transactions contemplated by this Agreement or restrict or burden the business or operations of Company or any of its subsidiaries to such a degree that Company would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(d)          Payoff of Company Debt Obligation and Release of Lien and Guarantee. Immediately prior to the Effective Time, Purchaser shall deliver to The Ohio Valley Bank Company, on behalf of Company, the payoff amount due under the promissory note delivered by Company to The Ohio Valley Bank Company dated August 5, 2009 (the “Company Debt Obligation”) in immediately available funds by wire transfer to an account or accounts jointly designated by Company and The Ohio Valley Bank Company and satisfy any remaining obligations under the Company Debt Obligation and any applicable liens and guarantees relating to the Company Debt Obligation thereunder shall be released and/or terminated as the case may be.

(e)          Delivery of Merger Consideration. Exchange Agent shall have delivered the Aggregate Cash Amount to an account identified by the Shareholder.

(f)          Delivery of Property. The Property shall be delivered to the Shareholder, or the cash proceeds from the sale thereof that occurred prior to the Effective Time shall be delivered to the Shareholder; provided, however, the Shareholder shall only receive the portion of the cash proceeds of such sale of the Property that equal the book value of the Property (to the extent the proceeds equal or exceed such book value) as reflected on the Bank’s books on the date hereof.

(g)          No Material Adverse Effect. No event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events, has had or is reasonably likely to have a Material Adverse Effect with respect to Purchaser.

Article VIII

TERMINATION

Section 8.1          Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)          by mutual consent of Company and Purchaser in a written instrument authorized by the Board of Directors of Company and Purchaser;

(b)          by either Company or Purchaser;

(i)          if the Merger shall not have been consummated on or before March 31, 2015 (the “Outside Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

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(ii)          in the event that the grant of a Regulatory Approval by any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by a final action of such Governmental Entity or an application therefor shall have been permanently withdrawn at the request of a Governmental Entity; provided, however, that no party or parties shall have the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) if such denial shall be due to the failure of the party or parties seeking to terminate this Agreement to perform or observe the covenants of such party or parties set forth herein;

(c)          by Purchaser, if:

(i)          there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2, and which is not curable or, if curable, is not cured by the earlier of (A) the Outside Date and (B) 30 days following written notice to the party committing such breach;

(ii)          any of the conditions set forth in Section 7.2 have not been satisfied as of the Outside Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement); or

(iii)          (A) the Board of Directors of Company withdraws or fails to give the Shareholder the Board Recommendation, effects a Change in Recommendation, or resolves to do any of the foregoing; (B) the Board of Directors of Company affirmatively approves any Acquisition Proposal or makes any announcement of any agreement to enter into a Superior Proposal; or (C) the Shareholder fails to vote in favor of or otherwise approve the Merger.

(d)          by Company, if:

(i)          there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Purchaser, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.3, and which is not curable or, if curable, is not cured by the earlier of (A) the Outside Date and (B) 30 days following written notice to the party committing such breach;

(ii)          any of the conditions set forth in Section 7.3 have not been satisfied as of the Outside Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Company to comply with its obligations under this Agreement); or

(iii)          (A) the Board of Directors of Company withdraws or fails to give the Shareholder the Board Recommendation, effects a Change in Recommendation, or resolves to do any of the foregoing; (B) the Board of Directors of Company affirmatively approves any Acquisition Proposal or makes any announcement of any agreement to enter into a Superior Proposal; or (C) the Shareholder fails to vote in favor of or otherwise approve the Merger.

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Section 8.2          Effect of Termination. In the event of termination of this Agreement by either Company or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, the Bank, Purchaser, any of its subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.4, 8.2, 8.3, and Article IX shall survive any termination of this Agreement, and (ii) neither Company nor Purchaser shall be relieved or released from any liabilities or damages arising out of its knowing, willful or intentional breach of any provision of this Agreement.

Section 8.3          Fees and Expenses.

(a)          All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except as otherwise provided in Section 8.3(b) hereof.

(b)          In the event that:

(i)          this Agreement is terminated by Purchaser pursuant to Section 8.1(c)(iii) or by the Company pursuant to Section 8.1(d)(iii), then Company shall pay Purchaser a fee, in immediately available funds, in the amount of $750,000 (the “Termination Fee”) plus all documented reasonable out-of-pocket expenses incurred by Purchaser in connection with this Agreement and the proposed Merger up to and including such termination not to exceed $150,000;

(ii)          (A) prior to the Effective Time and after the date hereof, any person shall have made an Acquisition Proposal, which proposal has been publicly disclosed or has been made known to management of Company, or any person shall have publicly announced or made known to management of Company an intention (whether or not conditional) to make a Company Acquisition Proposal, (B) thereafter this Agreement is terminated by either party pursuant to Section 8.1(b)(i) without the Company Shareholder Approval having been obtained and (C) within twelve months after the termination of this Agreement, an Acquisition Proposal shall have been consummated or any Alternative Acquisition Agreement shall have been entered into, then Company shall pay Purchaser a fee, in immediately available funds, the Termination Fee; or

(iii)          this Agreement is terminated (A) by Purchaser pursuant to Section 8.1(c)(i) or (B) by either party pursuant to Section 8.1(b)(i) and at the time of such termination Purchaser could have terminated the Agreement pursuant to Section 8.1(c)(iii), then Company shall pay Purchaser the Termination Fee in immediately available funds.

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(c)          Company and Purchaser acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The parties hereto specifically acknowledge and agree that (i) no Termination Fee payable hereunder constitutes a penalty, but rather represents liquidated damages and shall be the sole monetary remedy of Purchaser or Company in the event of termination of this Agreement specified in such section. In the event that either party fails to pay when due any amounts payable under this Section 8.3, then (i) such party shall reimburse the other party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

Article IX

GENERAL PROVISIONS

Section 9.1          Nonsurvival of Representations, Warranties and Agreements. Except as set forth herein, none of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.9 and for those other representations, covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.2          Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.3          Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile or email (with confirmation by telephone or return facsimile or email within 24 hours of delivery) or delivered by overnight courier (with confirmation by telephone within 24 hours of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)          if to Purchaser, to:

First Financial Bancorp.

255 East Fifth Street, Suite 2900

Cincinnati, Ohio 45202

Attention:           Chief Legal Officer

Email:                   shannon.kuhl@bankatfirst.com

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with a copy (which shall not constitute notice) to:

Frost Brown Todd LLC
400 West Market Street, 32nd Floor
Louisville, KY 40202-3363
Attention:          Nathan L. Berger

Email:                  nberger@fbtlaw.com

Facsimile:           (502) 581-1087

Frost Brown Todd LLC

3300 Great American Tower

301 East Fourth Street

Cincinnati, OH 45202

Attention:          Kimberly K. Mauer

Email:                  kmauer@fbtlaw.com

Fax: (513) 651-6981

(b)          if to Company or the Shareholder, to:

Guernsey Bancorp, Inc.

782 S. State Street

Westerville, OH 43081

Attention: Robert D. Patrella, Chairman, President & Chief Executive Officer

with a copy (which shall not constitute notice) to:

Patton Boggs LLP

2550 M Street, NW

Washington, DC 20037-13502

Attention:          Joseph G. Passaic, Jr.

Email:                  jpassaic@pattonboggs.com

Fax: (202) 457-6315

Section 9.4          Interpretation; Construction; Severability.

(a)          When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the phrase “Knowledge of Company” (or any similar phrase) means the actual or constructive knowledge of any of Robert Patrella, Shellie Moore and Gary Yashko, after reasonable investigation, and the phrase “Knowledge of Purchaser” (or any similar phrase) means the actual or constructive knowledge of any of Claude E. Davis, Anthony M. Stollings and Shannon M. Kuhl after reasonable investigation. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement.

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(b)          The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)          If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

Section 9.5          Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 9.6          Entire Agreement. This Agreement (including the schedules, documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

Section 9.7          Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Ohio. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.8          Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.8.

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Section 9.9          Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and permitted assigns. Except for Section 6.9, which is intended to benefit each Indemnified Party and his or her heirs and representatives, this Agreement (including the schedules, documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement. The parties hereto further agree that the rights of third party beneficiaries under Section 6.9 shall not arise unless and until the Effective Time occurs.

Section 9.10          Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of Ohio, this being in addition to any other remedy to which such party is entitled at law or in equity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

GUERNSEY BANCORP, INC.

By:	/s/Robert D. Patrella
Name: Robert D. Patrella
Title: Chairman and Chief Executive Officer

FIRST FINANCIAL BANCORP

By:	/s/Claude E. Davis
Name: Claude E. Davis
Title: President and Chief Executive Officer

SHAREHOLDER

/s/Robert D. Patrella
Robert D. Patrella

EXHIBIT A

LANDLORD'S ESTOPPEL CERTIFICATE AND CONSENT

Re:	Lease dated ____________, ______ (the “Lease”) between _______________________, a ______________________, as “Landlord”, and The Guernsey Bank, an Ohio banking corporation, as “Tenant” for property located at _____________________, City of _________________, _______________ County, State of ___________________ (the “Premises”)

To:	First Financial Bancorp (“Purchaser”)
255 East Fifth Street, Suite 2900
Cincinnati, Ohio 45202
Attention: Chief Legal Officer
Email: shannon.kuhl@bankatfirst.com

Ladies and Gentlemen:

The undersigned Landlord, hereby certifies to Purchaser, its successors and assigns, with respect to the Lease as follows:

1.          The Lease, attached hereto as Exhibit A, constitutes the entire agreement between Tenant and Landlord, has not been further modified or supplemented, and is in full force and effect. Landlord is the sole owner of the Landlord’s interest in the Lease, and to the best of Landlord’s knowledge, the Tenant’s interest in the Lease is owned by The Guernsey Bank, an Ohio banking corporation.

2.          Landlord, and to the best of its knowledge, Tenant, have complied with all of the requirements and conditions precedent and subsequent to the commencement of the term of the Lease as specified in the Lease. Any construction, build-out, improvements, alterations or additions to the Demised Premises, required under the Lease have been fully completed in accordance with the terms and provisions set forth in the Lease.

3.          The Lease term commenced on __________, ______, and terminates on ___________, ____. Tenant has no options or rights and has not exercised any options or rights to renew, extend, amend, modify or change the term of the Lease [except for:______________________].

4.          Rent under the Lease is currently $____________ per month payable in advance and all rent or other sums due under the Lease have been paid through _________________.

5.          There are no offsets, counterclaims or defenses with respect to rent or any other payments due under the Lease. The annual rent under the Lease is as set forth in the Lease. No rent is in arrears and no rent has been paid more than one year in advance. All rental payments under the Lease shall be paid as therein provided until Tenant has been notified by you or your successors or assigns.

6.          Landlord has not been and is not presently in default under any terms, covenants or provisions of the Lease and there exists no event which with the giving of notice or the passage of time would constitute a default under the Lease.

7.          To the best of Landlord’s knowledge, Tenant has not been and is not presently in default under any terms, covenants or provisions of the Lease and there exists no event which with the giving of notice or the passage of time would constitute a default under the Lease.

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8.            No monetary consideration, including the value of rental concessions, has been granted Tenant by Landlord for entering the Lease.

9.            Landlord has current evidence of all insurance required to be maintained by Tenant pursuant to the Lease.

10.          Landlord holds a security deposit in the amount of $_____________ with respect to the Lease.

11.          Tenant has not been granted and has not exercised any options or rights of expansion, purchase, or first refusal concerning the Lease or the Demised Premises.

12.          Landlord has not filed and is not the subject of any filing for bankruptcy or reorganization under federal bankruptcy laws.

13.          In connection with the proposed merger of Purchaser and Guernsey Bancorp, Inc., an Ohio corporation and the sole shareholder of Tenant (the “Merger”), Tenant and First Financial Bank (“FFB”), an Ohio banking corporation and wholly-owned subsidiary of Purchaser, are contemplating a merger that would result in FFB as the surviving corporation (the “Bank Merger”). To the extent required by the Lease or applicable law, Landlord consents to the Merger and the Bank Merger, and agrees that the Lease shall continue in effect pursuant to the terms and conditions of the Lease after the consummation of the Merger and the Bank Merger.

14.          The person signing this letter on behalf of Landlord is a duly authorized agent of the Landlord.

IN WITNESS WHEREOF, Landlord has executed this Certificate as of this __ day of _____________, 2014.

LANDLORD:

By:
Name:
Title:

STATE OF                         )

                                 ) SS:

COUNTY OF                         )

The foregoing instrument was acknowledged before me on ________________, 2014, by ___________________, ___________________ of _______________________, a ________________________, on behalf of the Landlord.

Notary Public
Commission Expires:__________

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EXHIBIT B

NONCOMPETITION AND NONDISCLOSURE AGREEMENT

THIS AGREEMENT is made effective for all purposes and in all respects as of the ___ day of _______, 2014 (the “Effective Date”), by and between Robert D. Patrella, an individual resident of ________________, Ohio (“Shareholder”), Guernsey Bancorp, Inc., an Ohio corporation (“Company”), and First Financial Bancorp., an Ohio corporation (“Purchaser”).

RECITALS:

WHEREAS, Shareholder is the sole stockholder of Company; and

WHEREAS, The Guernsey Bank, an Ohio banking corporation (“Bank”), is a wholly-owned subsidiary of Company;

WHEREAS, pursuant to that certain Agreement of Merger dated as of _______________, 2014, by and among Purchaser, Company and Shareholder (the “Merger Agreement”), the parties have agreed to consummate the strategic business combination transaction in which Company will, on the terms and subject to the conditions set forth in the Merger Agreement, merge with and into Purchaser (the “Merger”), with Purchaser as the surviving entity in the Merger;

WHEREAS, immediately following the Merger, Purchaser as the Surviving Company will cause the Bank to be merged (the “Bank Merger) with and into First Financial Bank, an Ohio banking corporation and wholly-owned subsidiary of Purchaser (“Purchaser Bank”), with Purchaser Bank surviving the Bank Merger as a wholly owned subsidiary of Purchaser;

WHEREAS, the value of the Merger pursuant to the Merger Agreement, and the value of the Bank Merger, may be substantially undermined by the establishment of certain competing enterprises by Shareholder;

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement; and

WHEREAS, as used in this Agreement, “Company” shall mean Company and its subsidiaries, predecessors, successors, assigns, and affiliates.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements herein contained, and as a material inducement for Purchaser and Company to consummate the transactions described in the Merger Agreement and for Purchaser and Company to enter into this Agreement, Shareholder hereby agrees as follows:

TERMS AND CONDITIONS:

Restrictive Covenants. In consideration of the payment of the Aggregate Cash Amount under the Merger Agreement, Shareholder hereby covenants and agrees that, beginning on the Closing Date and for a period of two (2) years thereafter, he shall not within the Territory, directly or indirectly, either by himself or through any and all other persons or entities directly or indirectly controlled by and acting for or with him:

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1.1	compete with Company in any then-existing business of Company or any of its successors, subsidiaries or affiliates (including but not limited to providing services to any other corporation, partnership, sole proprietorship, or other organization as an employee, consultant, principal, agent, officer, director, partner, shareholder, or any other capacity);

1.2	solicit directly on behalf of himself or a subsequent employer or as agent for another, the business enjoyed by Company with any person or business that was a material customer, supplier, lessor, contractor, or consultant of Company; or

1.3	approach or solicit any person who was employed at Company as of the date of this Agreement with a view to hiring such employee, persuading such employee to leave the employment of Company, or actually hire an employee of Company for any other entity.

1.4	“Territory” means Franklin County, Ohio and all contiguous counties.

2.	Confidentiality.

2.1	“Confidential Information” means all nonpublic information (whether in paper or electronic form, or contained in Shareholder’s memory, or otherwise stored or recorded) relating to or arising from Company’s business, including, without limitation, trade secrets used, developed or acquired by Company in connection with its business. Without limiting the generality of the foregoing, “Confidential Information” shall specifically include all nonpublic information concerning the manner and details of Company’s operation, organization and management; business production methods; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with Company’s business; Company’s business plans and strategies; the identities of and contact information for Company’s customers and the specific individual customer representatives with whom Company works; the details of Company’s relationship with such customers and customer representatives; the identities and contact information for distributors, contractors and vendors utilized in Company’s business; the details of Company’s relationships with such distributors, contractors and vendors; the nature of fees and charges made to Company’s customers; nonpublic forms, contracts and other documents used in Company’s business; all information concerning Company’s directors, employees, agents and contractors, including without limitation such persons’ compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; the nature and content of computer software used in Company’s business, whether proprietary to Company or used by Company under license from a third party; and all other nonpublic information concerning Company’s concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements. “Confidential Information” does not include specific information that is in the public domain through no wrongful act on the part of Shareholder or others.

Shareholder shall not, without Company’s prior written consent, at any time, directly or indirectly: (i) use any Confidential Information for any purpose; (ii) disclose or otherwise communicate any Confidential Information to any person or entity; or (iii) accept or participate in any employment, consulting engagement or other business opportunity that results in or inevitably will result in the disclosure or use of any Confidential Information. Notwithstanding the foregoing, Shareholder shall not be restricted from

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1.1	disclosing Confidential Information required to be disclosed pursuant to applicable law, subpoena or court order, to any agent or employee of the United States government or any of its agencies or to any member of Congress or in connection with any action seeking to enforce Shareholder’s contractual rights against Company; provided that Shareholder shall at the earliest practicable date provide a copy of the subpoena or court order to Company, it being the parties’ intention to give Company a fair opportunity to take appropriate steps to prevent the unnecessary and/or improper use or disclosure of Confidential Information.

1.2	“Confidential Records” means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information. All Confidential Records prepared by or provided to Shareholder are and shall remain Company’s property. Shareholder shall not, at any time, directly or indirectly: (i) copy or use any Confidential Record for any purpose; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Record or the contents of any Confidential Record to any person or entity. Shareholder shall immediately deliver to Company or its designee (and shall not keep in Shareholder’s possession or deliver to any other person or entity) all Confidential Records and all other Company property in Shareholder’s possession or control as of the date of this Agreement. Shareholder understands and agrees that compliance with this subsection 2.3 may require that data be removed from Shareholder’s personal computer equipment by Company. Consequently, upon reasonable prior notice, Shareholder agrees to permit the qualified personnel of Company and/or its contractors access to such computer equipment for that purpose under circumstances reasonably satisfactory to Shareholder. This Agreement shall not prohibit Shareholder from complying with any subpoena, court order or applicable law, provided that Shareholder shall at the earliest practicable date provide a copy of any such subpoena or court order to Company’s Secretary, it being the parties’ intention to give Company a fair opportunity to take appropriate steps to prevent the unnecessary and/or improper use or disclosure of Confidential Information and Confidential Records, as determined by Company in its sole discretion. The foregoing shall not limit the provisions of the final sentence of subsection 2.2 above.

2.             Accounting for Profits. Shareholder covenants and agrees that if he, directly or indirectly, shall violate any of the covenants or agreements under Section 1 hereof, Company shall be entitled to an accounting and repayment of all revenues, profits, compensation, commissions, remunerations or benefits which Company is able to demonstrate that the Shareholder, directly or indirectly realized and/or will, with a reasonable degree of certainty, realize as a result of, growing out of or in connection with any such violation. Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Company is or may be entitled at law or in equity or under this Agreement.

3.	Reasonableness of Restrictions.

3.1	Shareholder has carefully read and considered the provisions of Sections 1, 2 and 3 hereof and, having done so, agrees that the restrictions set forth therein (including, but not limited to, the time period of restriction and the geographical areas of restriction set forth in Section 1 hereof) are fair and reasonable and are reasonably required for the protection of the interests of Company.

Shareholder represents that his business experience, capabilities, assets and net worth are such that this Agreement does not deprive him from earning a profit in the unrestricted

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1.1	business activities which remain open to it or from otherwise adequately and appropriately supporting its business.

1.2	Shareholder acknowledges that unauthorized disclosure of Confidential Information will damage Company’s business and its goodwill; that Confidential Information would be susceptible to immediate competitive application by a competitor of Company’s; that Company’s business is substantially dependent on access to and the continuing secrecy of Confidential Information; that Confidential Information is novel, unique to Company and known only to Shareholder, Company and certain key employees, directors and contractors of Company; that Company shall at all times retain ownership and control of all Confidential Information; and that the restrictions contained in this Agreement are reasonable and necessary for the protection of Company’s legitimate business interests.

1.3	In the event that any of the provisions of Sections 1, 2 or 3 shall be held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Section 1 relating to time period and/or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas which such court deems reasonable and enforceable.

2.             Remedies. Shareholder acknowledges and agrees that a breach by him of the provisions of this Agreement will cause Company irreparable injury and damage. Shareholder, therefore, expressly agrees that Company shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement, or any part thereof by the Shareholder or by any and all other persons or entities directly or indirectly controlled by and acting for or with him, and to secure his enforcement, in addition to any other remedy to which Company might be entitled. Any and all of Company’s remedies for the breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any and all other remedies with respect to the subject matter hereof.

3.             Adequacy of Consideration. Shareholder has agreed to enter into this Agreement as further inducement to Company and Purchaser to enter into the Merger Agreement and to consummate the transactions contemplated thereunder. Shareholder acknowledges that he will receive substantial benefits from the Merger Agreement, that this Agreement is ancillary to the Merger Agreement, and that Company and Purchaser would not have entered into the Merger Agreement without the Shareholder’s execution and delivery of this Agreement.

4.             Default. A breach by Shareholder, or any and all other persons directly or indirectly controlled by and acting for or with him, shall be considered a default of this Agreement by the Shareholder.

5.             Severability. Each provision of this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.

Expenses. In the event that any court of competent jurisdiction over the subject matter of this Agreement makes a final determination as to whether Shareholder has breached or failed to comply with any of the terms or conditions of this Agreement, as written or as reformed, the losing party shall pay all expenses incurred by the prevailing party in connection with such dispute including, without limitation, reasonable attorneys’ fees, costs and disbursements of counsel.

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1.             No Waiver. No waiver of any breach or failure by any party to enforce any of the terms or conditions of this Agreement at any time shall, in any manner, limit or waive such party’s right thereafter to enforce and to compel strict compliance with every term and condition thereof.

2.             Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns. Shareholder may not assign his rights or delegate his responsibilities and obligations hereunder.

3.             Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by certified or registered mail, return receipt requested, first-class postage prepaid, to the notice addresses set forth in the Merger Agreement.

4.             Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Ohio, without regard to the conflicts of laws provisions thereof.

5.             Entire Agreement. This Agreement and the Merger Agreement contain the entire agreement of the parties with respect to the subject matter hereof and supersede all prior understandings, whether oral or written. This Agreement may not be changed orally, but only by an agreement in writing, signed by the parties against whom enforcement of any waiver, change, modification, extension or discharge is sought.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Purchaser and Shareholder have duly executed this Agreement as of the date and year first above written.

SHAREHOLDER:	ROBERT D. PATRELLA

By:

COMPANY:	GUERNSEY BANCORP, INC.

By:
Name:
Its:

PURCHASER:	FIRST FINANCIAL BANCORP.

By:
Name:
Its:

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